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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Networks Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2004 NOTICE OF ANNUAL

STOCKHOLDERS’ MEETING
AND PROXY STATEMENT

May 27, 2004

2:00 p.m.
Intercontinental Hotel
The Barclay
111 East 48th Street
New York, New York 10017

NETWORKS ASSOCIATES, INC.

3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054

April 9, 2004

Dear Network Associates Stockholder:

      You are cordially invited to join us at the annual meeting of stockholders of Network Associates on May 27, 2004.

      It is important that your shares are represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope or vote by telephone or the Internet by following the instructions on the proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting.

      On behalf of the board of directors, I would like to thank you for your continued interest in Network Associates. I look forward to seeing you at the annual meeting.

Sincerely,

George Samenuk
Chairman of the Board and
Chief Executive Officer

NETWORKS ASSOCIATES, INC.

3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 27, 2004

       The Annual Meeting of Stockholders of Networks Associates, Inc. will be held on Thursday, May 27, 2004, at 2:00 p.m. Eastern Daylight Time at the Intercontinental Hotel, The Barclay, 111 East 48th Street, New York, New York 10017, for the following purposes:

1. To elect three directors for three-year terms;

2. To amend our 1997 Stock Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2004; and

4. To transact any other business as may properly come before the meeting.

      Only stockholders owning our shares at the close of business on April 1, 2004 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

By order of the Board of Directors,
-s- Kent H. Roberts
Kent H. Roberts
Secretary

Santa Clara, California

April 9, 2004

NETWORKS ASSOCIATES, INC.

3965 Freedom Circle
Santa Clara, California 95054

      The accompanying proxy is solicited by our board of directors for use at the 2004 Annual Meeting of Stockholders to be held May 27, 2004 at 2:00 p.m. Eastern Daylight Time at the Intercontinental Hotel, The Barclay, 111 East 48th Street, New York, New York 10017, or any adjournment thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

      Your proxy is solicited by our board of directors. The cost of soliciting proxies will be borne by us and we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to you. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Shareholder Communications, Inc. a fee of $10,000 plus expenses for these services.

      These proxy solicitation materials were mailed to all stockholders entitled to vote at the Annual Meeting on or about April 9, 2004.

VOTING INFORMATION

      Who may vote? You may vote if you own shares of our stock at the close of business on April 1, 2004 (the “record date”). As of the record date, there were 164,742,522 shares outstanding.

      Can I revoke my proxy? Yes. If you are a stockholder whose shares are registered in your name, your proxy may be revoked at any time by:

•	delivering to our secretary a written notice of revocation before the meeting;

•	executing a proxy bearing a later date; or

•	attending the annual meeting and voting in person.

      If your shares are held in “street name” (through a broker, bank or other nominee), you can not revoke your proxy and will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder (your broker, bank or other nominee).

      What vote is required to pass an item of business? The holders of a majority of our outstanding stock, as of the record date, must be present in person or by proxy to transact business at the meeting. Abstentions and broker non-votes will be counted for quorum purposes, but will not affect voting results. Directors receiving the most votes will be elected. All other proposals require the affirmative vote of a majority of the shares of stock present or represented and voted at the meeting.

      What is the deadline for making stockholder proposals for next year’s meeting? Stockholders who wish to present proposals at our 2005 annual meeting must submit their proposals in accordance with our bylaws and be received by us no later than December 10, 2004 in order to be:

•	considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

•	considered at the meeting.

      Stockholder proposals must be delivered to us at our offices at 3965 Freedom Circle, Santa Clara, California 95054, attention: Corporate Secretary.

PROPOSALS TO BE VOTED ON

Proposal No. 1 — Election of Directors

      The nominees for election at the annual meeting are Mr. Robert Dutkowsky, Mr. Denis O’Leary and Mr. Robert Pangia. Messrs. Dutkowsky, O’Leary and Pangia are Class III directors. If elected, Messrs. Dutkowsky, O’Leary and Pangia will each serve as directors until the annual meeting in 2007. The nominees receiving the highest number of affirmative votes of the shares will be elected as Class III directors.

      Messrs. Dutkowsky and Pangia have previously been elected to the board as Class III directors by our stockholders. Mr. O’Leary was first elected as a Class III director by the board in July 2003 to fill a vacancy. He was brought to the attention of the governance and nominations committee by a third party search firm. The board retained the search firm to help the governance and nominations committee identify and evaluate potential candidates. Following a process whereby the search firm helped the governance and nominations committee narrow the list of potential board candidates, Mr. O’Leary was interviewed by our chairman, our board of directors and members of management. Following these interviews, the governance and nominations committee recommended Mr. O’Leary to the board as its preferred candidate; the board accepted the recommendation and Mr. O’Leary was elected as a Class III director.

      The board of directors recommends that you vote “for” Messrs. Dutkowsky, O’Leary and Pangia.

Proposal No. 2 — Amendment to the 1997 Stock Incentive Plan

      We believe that stock options and other equity incentives are an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The 1997 Stock Incentive Plan is intended to offer a significant incentive to our employees by allowing us to grant stock options, stock appreciation rights, restricted shares or stock units to our employees, directors and consultants.

      Currently, a maximum of 32.48 million shares may be granted under the 1997 Stock Incentive Plan. As of March 31, 2004, 25,338,494 million shares had been granted and 7,136,506 million shares remained available for grant.

      The proposed amendment would prohibit us from repricing, including by means of an option exchange or an exchange for another type of award, any outstanding stock options or stock appreciation rights unless such repricing was pre-approved by our stockholders. We are not required to submit this repricing prohibition amendment to our stockholders. If our stockholders do not approve this proposal, we intend to amend our 1997 Stock Incentive Plan to prohibit option and stock appreciation right repricings in any event, to conform to the listing rules of the New York Stock Exchange.

      In addition, since we intend that stock options granted under the 1997 Stock Incentive Plan be deductible by the company under Section 162(m) of the Internal Revenue Code of 1986, as amended, we seek re-approval of the performance criteria under the 1997 Stock Incentive Plan. The performance criteria, as specified under the 1997 Stock Incentive Plan, include growth in any of the following measures: cash flow, expense reduction, earnings per share, gross margin, net income, operating income, operating margin, pre-tax profit, return on assets, return on capital, return on stockholder equity, growth in bookings, growth in revenue and stock price increase.

      If this proposal is not approved by our stockholders, certain future grants of restricted shares and stock units under the 1997 Stock Incentive Plan to our Chief Executive Officer and our four other most highly compensated executive officers will no longer be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code until stockholder approval is obtained.

      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

      The board of directors recommends a vote “for” the amendment to the 1997 Stock Incentive Plan.

Proposal No. 3 — Ratification of Independent Public Accountants

      The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”) as independent accountants to audit our financial statements for the fiscal year ending December 31, 2004. This selection is being presented to the stockholders for ratification at the meeting. A representative of Deloitte is expected to attend the annual meeting in order to respond to questions from stockholders and will have the opportunity to make a statement. For the fiscal year ending December 31, 2003, PricewaterhouseCoopers LLP (“PwC”) served as our independent accountants. Representatives of PwC will not be present at the annual meeting.

Audit Fees

      Audit fees billed to us by PwC during our 2003 and 2002 fiscal years for the audit of our consolidated annual financial statements, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits for foreign entities and securities filings totaled $7,116,728 and $1,922,000, respectively. Audit fees billed to us by PwC during 2003 include $5,130,928 relating to the restatement of our financial results for the years 1998 though 2001.

Audit Related Fees

      Fees billed to us by PwC during our 2003 and 2002 fiscal years for assurance services and services related to our audits and reviews of our consolidated financial statements which are not considered audit fees totaled $454,257 and $529,000, respectively. These fees included amounts paid for consulting on accounting matters.

Tax Fees

      Fees billed to us by PwC during our 2003 and 2002 fiscal years for tax related services, including compliance, planning and tax advice, totaled $493,690 and $1,192,000, respectively.

All Other Fees

      Other than as described above, no other fees were billed to us by PricewaterhouseCoopers LLP during our 2003 or 2002 fiscal years.

      Our audit committee charter, attached as Appendix B, includes a requirement that the audit committee of the board of directors pre-approve the services provided by our independent public accountants, including both audit and non-audit services. The pre-approval of non-audit services performed by our independent public accountants includes making a determination that the provision of the services is compatible with maintaining the independence of our independent accountants. All of the services performed by PwC described above under the captions “Audit Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our audit committee.

      The board of directors recommends a vote “for” ratification of the appointment of Deloitte & Touche LLP as our independent accountants.

Independent Public Accountants

      On March 11, 2004, we reported in a Form 8-K that the audit committee of the board of directors approved the engagement of Deloitte as our independent accountants for the fiscal year ending December 31, 2004, replacing PwC. We formally terminated our relationship with PwC on March 9, 2004 and the audit committee authorized, effective March 10, 2004, the engagement of Deloitte as our independent accountants. The audit reports of PwC on our consolidated financial statements as of and for the years ended December 31, 2003 and 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Except as may be related to the events described in the paragraph below, during the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, there were no reportable events requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. During the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, neither we nor anyone on our behalf consulted Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our company’s consolidated financial statements, nor has Deloitte provided to us a written report or oral advice regarding such principles or audit opinion.

      As more fully described in our 2003 Form 10-K and Form 8-K filed with the SEC on March 9, 2004:

During the preparation and analysis of our 2003 consolidated financial statements, we identified and reported to PwC and the audit committee of the board of directors required corrections to previously reported or announced financial information relating to the booking of international deferred revenue and the making of a $2 million manual journal entry. These corrections required restatement of previously reported first, second and third quarter 2003 quarterly information and adjustment of previously announced fourth quarter 2003 and full year 2003 information, with the aggregate impact on 2003 revenues being an increase of $3.8 million. In evaluating these corrections, PwC determined and reported to our audit committee that the underlying control issues should be considered a material weakness under standards established by the Public Company Accounting Oversight Board and that we should institute additional related control procedures. The audit committee has discussed the foregoing with PwC, and we have bolstered internal controls around the recognition of international revenues as part of our quarterly financial closing process and the manual journal entry process. We are also in the process of initiating additional internal control procedures to address the identified weaknesses, including the hiring of additional personnel, determining how to automate revenue recognition calculations so as to limit the number of manual adjustments, and engaging in additional testing of our control processes and procedures.

      A letter stating that PwC agrees with these statements was filed as Exhibit 16.1 to our Form 8-K filed with the SEC on March 11, 2004.

BOARD OF DIRECTORS

      We have a classified board of directors which is divided into three classes with staggered three-year terms. At each annual meeting, the term of one class expires. Pursuant to our bylaws, eight directors are authorized for our board of directors. After our annual meeting, our board of directors will consist of seven serving directors with terms expiring in the years indicated below, and one vacancy. Proxies may not be voted for a greater number of directors than the three nominees stated in this proxy statement.

      The table below shows the continuing directors and director nominees.

			Year of
			Expiration of	Director
Name	Age	Principal Occupation	Term	Since

Nominees for Class III Directors:
Robert Dutkowsky	49	Chairman of the Board, President and Chief Executive Officer, Egenera, Inc.	2007	2001
Denis O’Leary	47	Private Investor	2007	2003
Robert Pangia	51	Partner, Ivy Capital Partners, LLC	2007	2001
Continuing Class I Directors:
Liane Wilson	61	Consultant	2005	2002
Robert Bucknam	53	Senior Vice President, Cross Match, Technologies, Inc.	2005	2003
Continuing Class II Directors:
Leslie Denend	63	Director, Exponent, Inc. and USAA	2006	1995
George Samenuk	48	Chairman of the Board and Chief Executive Officer, Networks Associates, Inc.	2006	2001

Biographies

      Robert Dutkowsky has been a director of the company since April 2001. Since February 2004 Mr. Dutkowsky has been chairman of the board, CEO and president of Egenera, Inc. From January 2002 to July 2003 Mr. Dutkowsky served as president and CEO of J.D. Edwards & Company, and also served as the chairman of its board of directors from March 2002 until its acquisition by PeopleSoft, Inc. in July 2003. From October 2001 to January 2002, Mr. Dutkowsky served as president of the assembly test division of Teradyne, Inc. From April 2000 to October 2001, Mr. Dutkowsky served as president and chief executive officer of GenRad Inc., which was acquired by Teradyne, Inc. in October 2001. From September 1999 to April 2000, Mr. Dutkowsky served as executive vice president, Markets and Channels of EMC Corporation. From September 1997 to September 1999, Mr. Dutkowsky served as president of Data General, a division of EMC. Prior to joining EMC, Mr. Dutkowsky spent 20 years with IBM Corporation in a series of sales, marketing and senior management roles.

      Denis O’Leary has been a director of the company since July 2003. From May 1993 to February 2003, Mr. O’Leary was executive vice president of J.P. Morgan Chase having joined the bank in June 1978. During his career at J.P. Morgan Chase & Co. Mr. O’Leary held a number of senior positions including director of finance, chief information officer, and head of retail branch banking.

      Robert Pangia has been a director of the company since April 2001. Since February 2003, Mr. Pangia has been a partner with Ivy Capital Partners, LLC, a private equity fund. Prior to February 2003, Mr. Pangia was self-employed as a private investor. From April 1987 to December 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including director of Investment Banking. Mr. Pangia currently serves on the board of directors of ICOS Corporation and Biogen Idec Inc.

      Liane Wilson has been a director of the company since April 2002. Since March 2001, Ms. Wilson has been self-employed as a consultant. From June 1999 to March 2001, Ms. Wilson served as vice chairman of Washington Mutual, Inc. From February 1985 to March 2001, Ms. Wilson held a number of other senior level positions with Washington Mutual, including executive vice president for corporate operations and administration and senior vice president of information systems. During her tenure at Washington Mutual, she was responsible for corporate technology and integration activities relating to mergers and acquisitions.

      Robert Bucknam has been a director of the company since May 2003. Since April 2002, Mr. Bucknam has served as senior vice president of federal and international affairs with Cross Match Technologies, Inc., a fingerprint identification provider. From 1993 to June 2001, Mr. Bucknam was the chief of staff of the Federal Bureau of Investigation. Prior to joining the FBI, Mr. Bucknam served as deputy assistant attorney general with the US Department of Justice and as deputy chief of the US Attorney’s office in the Southern District of New York.

      Leslie Denend has been a director of the company since June 1995. From December 1997 to April 1998, Mr. Denend was president of the company. From June 1993 to December 1997, Mr. Denend was chief executive officer and president of Network General Corporation. From February 1993 to June 1993, Mr. Denend was senior vice president of Network General Corporation. Mr. Denend serves as a director of Exponent, Inc. and United Services Automobile Association (USAA).

      George Samenuk has served as our chief executive officer since January 2001 and was also appointed a director at that time. In April 2001, Mr. Samenuk was named chairman of the board of directors. From January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was general manager, ASEAN/ South Asia at IBM Corporation. Mr. Samenuk serves as a director of Symbol Technologies, Inc.

Meetings of the Board of Directors

      During 2003, the board of directors held 16 meetings. Each director attended at least 75% of all board and applicable committee meetings during 2003. The board has determined that Messrs. Dutkowsky, O’Leary, Pangia, Bucknam and Ms. Wilson are “independent” and have no material relationship with us. Mr. Dutkowsky has been designated as our lead “independent” director.

      The Audit Committee reviews, acts and reports to our board of directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the approval of services to be performed by our independent accountants, the performance of our independent accountants and our accounting practices. The audit committee held 5 meetings during 2003. Mr. Dutkowsky, Ms. Wilson and Mr. Pangia are members of our audit committee. Mr. Pangia is the audit committee “financial expert” (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). Each member of our audit committee is “independent” as defined under the New York Stock Exchange corporate governance standards.

      The audit committee has adopted a written charter which is attached as Appendix B to this Proxy Statement.

      The Compensation Committee reviews and approves executive salary levels and stock option grants. The compensation committee held 4 meetings during 2003. Mr. Dutkowsky, Mr. O’Leary and Mr. Pangia are members of our compensation committee. Mr. O’Leary joined our compensation committee in 2003. Each member of our compensation committee is “independent” as defined under the New York Stock Exchange corporate governance standards.

      The compensation committee has adopted a written charter which is available on our website at www.networkassociates.com.

      The Governance and Nominations Committee of the board was established in April 2003. This committee addresses issues relating to the board and board committees, including identifying prospective director nominees, developing and recommending governance principles applicable to the company, overseeing the evaluation of the board of directors and management and recommending nominees for the board committees. The governance and nominations committee held 3 meeting during 2003. Mr. Bucknam, Mr. O’Leary and Ms. Wilson are members of our governance and nominations committee. Each member of our governance and nominations committee is “independent” as defined under the New York Stock Exchange corporate governance standards.

      The governance and nominations committee has adopted a written charter which is available on our website at www.networkassociates.com.

      Historically, we have not had a formal policy concerning stockholder recommendations to the governance and nominations committee; however, the governance and nominations committee considers nominees recommended by stockholders provided that the provisions in our bylaws which address the process by which a stockholder may nominate an individual to stand for election to the board of directors are followed. In order to be considered timely for our 2005 annual meeting, written notice of a stockholder’s nominee must be received by our Corporate Secretary by December 10, 2004. The notice must include the name and address of the stockholder and nominee; a representation that the stockholder is a holder of record of our stock and intends to appear in person or by proxy at the annual meeting to nominate the nominee; a description of all arrangements or understandings between the stockholder and nominee and any other persons pursuant to which the nomination is made; all other information regarding the nominee as required to be included in a proxy statement filed with the SEC had the nominee been nominated by the board of directors; and the consent of the nominee to serve as a director.

      A stockholder desiring to recommend a nominee to the governance and nominations committee should review all of the requirements contained in our bylaws which address the process by which a stockholder may nominate an individual to stand for election to the board. Our bylaws are available on our website at www.networkassociates.com.

      It is our desire to position our company as a leader in corporate governance best practices. Therefore, the governance and nominations committee will periodically consider whether to adopt a formal policy concerning stockholder recommendations of board nominees.

      In evaluating director nominees, the governance and nominations committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that will best serve our interests and the interests of our stockholders. Nominees for director are selected on the basis of, among other criteria, their:

•	broad experience in business, trade, finance or management;

•	knowledge of regional, national and international business affairs;

•	reputation for working constructively with others;

•	absence of conflicts of interest;

•	wisdom, integrity, and moral character;

•	ability to make independent analytical inquiries; and

•	understanding of our business and willingness to devote adequate time to board duties.

      Other than the foregoing there are no stated minimum criteria for director nominees, although the governance and nominations committee may also consider such other factors as it may deem are in our best interests and the best interests of our stockholders.

      The governance and nominations committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-

nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the governance and nominations committee or the board decides not to re-nominate a member for re-election, the governance and nominations committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the governance and nominations committee and board are polled for suggestions as to individuals meeting the criteria of the governance and nominations committee. Research may also be performed to identify qualified individuals and third parties may be engaged to assist in identifying, evaluating and narrowing down the list of potential nominees.

      Stockholders who want to communicate directly with the board should send their communications in writing to the attention of our corporate secretary at our offices at 3965 Freedom Circle, Santa Clara, California 95054. Our corporate secretary will review the communication and deliver it to the director or directors named in the correspondence, provided it is not determined to be threatening, vulgar or of an inappropriate nature not relating to our business. If the communication requires a response, the corporate secretary will prepare and send a response by working with the director or directors named in the correspondence.

      Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, our directors are strongly encouraged to attend. With the exception of the chairman of the board, no directors attended the 2003 annual meeting.

Compensation of Directors

      Directors fees, paid only to directors who are not employees, are as follows:

•	$40,000 annual retainer, payable in quarterly installments (an additional $10,000 annual retainer, payable in quarterly installments, is paid to the chairpersons of our board committees);

•	$1,500 for each board meeting attended;

•	$1,500 for each board committee meeting attended;

•	expenses of attending board and committee meetings; and

•	medical insurance benefits for directors and their families.

      Under our current Stock Option Plan for Outside Directors non-employee directors are automatically granted an option to purchase 50,000 shares of our common stock when they first become a director. Each year after the initial grant they are entitled to receive an additional option grant to purchase up to 25,000 shares of our common stock. All options under this plan are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock.

      Our employee directors are eligible to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan and are eligible to participate in our 2002 Employee Stock Purchase Plan and, if an executive officer, to participate in the Executive Bonus Plan.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table shows as of March 31, 2004, the number of shares of our common stock owned by (i) the chief executive officer, (ii) each of the four other most highly compensated executive officers during fiscal 2003, (iii) each of our current directors and nominees, and (iv) each stockholder known by us as of that date to be the beneficial owner of more than 5% of our common stock.

	Number of			Percent of
	Shares	Right to		Outstanding
Name and Address of Beneficial Owners	Owned(1)	Acquire(2)		Shares(3)

George Samenuk	128,000	1,033,333	(4)	*
Robert Bucknam	—	15,000		*
Leslie Denend	6,297	41,875		*
Robert Dutkowsky	50	37,500		*
Denis O’Leary	—	—		*
Robert Pangia	—	37,500		*
Liane Wilson	—	30,000		*
Gene Hodges	2,397 (5)	531,721	(6)	*
Arthur Matin	—	353,541	(7)	*
Stephen Richards	1,176	458,333	(8)	*
Raymond Smets	400	98,958		*
FMR Corp.(9) 82 Devonshire St., Boston, MA 02109	15,048,100	—		9.1%
Massachusetts Financial Services Company(10) 500 Boylston St., Boston, MA 02116	21,382,633	—		13.0%
T. Rowe Price Associates(11) 100 E. Pratt Street, Baltimore, MD 21202	17,004,209	—		10.3%
All current executive officers and directors as a group (12 persons)	138,320	2,628,751		1.7%

*	Less than 1%.

(1)	Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

(2)	Consists of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(3)	Based upon 164,742,522 shares outstanding as of March 31, 2004.

(4)	Of the 1,033,333 options held by Mr. Samenuk that are exercisable within 60 days of March 31, 2004, 250,000 of such options are immediately exercisable and subject to a right of repurchase (vesting 25,000 shares per month). If Mr. Samenuk exercises stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

(5)	All of the shares are held by Mr. Hodges’ spouse and were acquired pursuant to the company’s employee stock purchase plan.

(6)	Includes 24,360 stock options held by Mr. Hodges’ spouse that are exercisable or that will become exercisable within 60 days of March 31, 2004.

(7)	Mr. Matin resigned from the company in March 2004. Options held by Mr. Matin that are not exercised within 90 days of March 8, 2004 expire on such date.

(8)	Of the 458,333 options held by Mr. Richards that are exercisable within 60 days of March 31, 2004, 162,500 of such options are immediately exercisable and subject to a right of repurchase (vesting 12,500 shares per month). If Mr. Richards exercises stock options with respect to unvested shares, we have repurchase rights with respect to those unvested shares.

(9)	According to amended Schedule 13G filed on February 17, 2004. FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and certain subsidiaries of FMR Corp. may be deemed to be members of a “group” as such term is defined in the rules promulgated by the SEC. FMR Corp. is the beneficial holder of our common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B Shares of common stock of FMR Corp., representing approximately 49% of its voting power. Mr. Johnson 3d, the chairman of FMR Corp., owns 12.0% of the aggregate outstanding voting stock of FMR Corp. and Ms. Johnson, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp. The number of shares of our common stock owned by the group at December 31, 2003 included 59,491 shares of common stock resulting from the assumed conversion of $1,075,000 principal amount of our 5.25% convertible subordinated notes due 2006.

(10)	According to Schedule 13G filed February 13, 2004 by Massachusetts Financial Services Company (“MFS”). MFS is the beneficial holder of 21,382,633 shares of our common stock, of which shares are also beneficially owned by certain other non-reporting entities as well as MFS. MFS has sole dispositive power over 21,382,633 shares and has sole voting power with respect to 19,851,313 shares.

(11)	According to Schedule 13G filed February 10, 2004 by T. Rowe Price Associates (“Price Associates”). Price Associates is the beneficial holder of 17,004,209 shares of our common stock, of which shares are also beneficially owned by certain other non-reporting entities as well as Price Associates. Price Associates has sole dispositive power over 17,004,209 shares and has sole voting power with respect to 2,371,500 shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee of the board of directors consists of Messrs. Dutkowsky, O’Leary and Pangia. The members of our compensation committee have not served as our employees or officers. The compensation committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the 1997 Stock Incentive Plan. In addition, the compensation committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

Compensation Policies

      Our compensation policy is designed to enable us to attract, retain and reward executive officers who are likely to contribute to our long-term success. The compensation committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance.

      In preparing the performance graph for this proxy statement, we have selected the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index (collectively the “CRSP Index”). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.

Components of Compensation

      There are three components of our executive compensation program that are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our stockholders.

Salary

      We strive to offer salaries to our executive officers that are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual’s contribution to us and changes in salary levels offered by comparable companies. In determining executive officers’ salaries, the compensation committee considers information provided by our chief executive officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources. In addition, the compensation committee makes an independent assessment of the chief executive officer’s responsibilities and performance.

Bonuses

      Awards under our Executive Bonus Plan for 2003 were contingent upon us achieving certain performance goals established by the board of directors. For executive officers other than the chief executive officer, awards were also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the compensation committee and are specifically weighted for identified financial, management, strategic and operational goals. The compensation committee reviews performance against the goals and approves payment of the bonuses. In 2003, bonuses awarded under the plan to Mr. Samenuk, our chief executive officer, totaled $870,000. The bonus received by Mr. Samenuk under the plan was 55% of his total cash compensation. Bonuses awarded under the plan in 2003 to other executive officers represented between 34% and 51% of their total cash compensation.

Equity Incentives

      The compensation committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the compensation committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer’s position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers’ equity positions and the officer’s experience and value to us.

Compensation of the Chief Executive Officer

      George Samenuk’s annual base salary for 2003 was $720,000. Mr. Samenuk was paid a performance-based bonus of $870,000. Mr. Samenuk’s annual base salary for 2004 is $720,000. Mr. Samenuk’s bonus eligibility for 2004 has not yet been determined by the compensation committee. When Mr. Samenuk’s 2004 bonus is determined, its payment will be subject to the attainment of certain agreed upon objectives relating to financial measures, the strategic positioning of the company, the quality and depth of our executive team, and the quality and control of our internal processes.

      The chief executive officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the compensation committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the compensation committee.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductions, for federal income tax purposes, of certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. Proposal No. 2 of this proxy statement asks the stockholders to re-approve certain performance criteria under our 1997 Stock Incentive Plan in order for us to continue deducting such compensation expenses. The compensation committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The compensation committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws, where possible.

COMPENSATION COMMITTEE

Denis O’Leary, Chair
Robert Dutkowsky
Robert Pangia

AUDIT COMMITTEE REPORT

      The audit committee of the board of directors consists of three independent directors, Messrs. Dutkowsky and Pangia and Ms. Wilson. In connection with the audited consolidated financial statements contained in our 2003 Annual Report on Form 10-K, the audit committee:

•	reviewed the audited consolidated financial statements with our management and PricewaterhouseCoopers LLP (PwC), our former independent public accountants;

•	discussed with PwC the materials required to be discussed by Statement of Auditing Standard 61, or SAS 61;

•	reviewed the written disclosures and the letter from PwC required by Independent Standards Board No. 1, Independence Discussions with Audit Committees;

•	discussed with representatives of PwC the accounting firm’s independence from us and management;

•	considered whether the provision by PwC of non-audit services is compatible with maintaining PwC’s independence; and

•	based on the foregoing review and discussion, recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing by the company with the SEC.

AUDIT COMMITTEE

Robert Pangia, Chair
Robert Dutkowsky
Liane Wilson

COMPARISON OF STOCKHOLDER RETURN

      The following graph shows a five-year comparison of cumulative total returns for our common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks, each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.

Comparison of Five Year Cumulative Total Return

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03

Networks Associates, Inc.	100.0	40.3	6.3	39.0	24.3	22.7
NASDAQ Stock Market (US)	100.0	185.4	111.8	88.7	61.3	91.7
NASDAQ Computer and Data Processing Stocks (US & Foreign)	100.0	220.0	101.3	81.5	56.2	74.1

      Pursuant to the SEC’s proxy rules, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 2003 reflects a December 31, 2003 closing market price on the New York Stock Exchange of $15.04.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “exchange act”), requires the company’s officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 2003 pursuant to Section 16(a) of the exchange act by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows: Mr. Leslie Denend’s option grant of 20,000 shares in May 2003, Mr. Robert Dutkowsky’s option grant of 20,000 shares in April 2003, Mr. Robert Pangia’s option grant of 20,000 shares in April 2003 and Ms. Liane Wilson’s option grant of 20,000 shares in April 2003 were not reported to the SEC in a timely manner.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table summarizes the compensation paid to our chief executive officer and our four other most highly compensated executive officers as of December 31, 2003, based on salary and bonus figures.

SUMMARY COMPENSATION TABLE

		Annual Compensation

						Other		Securities
Name and						Annual		Underlying	All Other
Principal Position	Age	Year	Salary(1)		Bonus(2)	Compensation		Options (#)	Compensation

George Samenuk	48	2003	$720,000		$870,000	$—		400,000	$31,597	(3)
Chairman of the Board and		2002	$720,000		$900,000	$97,759	(4)	470,000	$237,957	(5)
Chief Executive Officer		2001	$714,922	(6)	$540,000	$1,971,000	(7)	1,600,000	$696,428	(8)
Gene Hodges	52	2003	$412,500		$345,469	—		150,000	$5,242	(9)
President		2002	$375,000		$445,312	—		—
		2001	$290,000		$108,596	—		600,000	$1,242	(10)
Stephen Richards	50	2003	$387,500		$402,344	—		150,000	$5,242	(9)
Operating Officer		2002	$349,999		$455,000	—		100,000	$810	(10)
and Chief Financial Officer		2001	$259,807	(11)	$175,000	299,500	(12)	650,000	$608	(10)
Arthur Matin	47	2003	$400,000		$311,750	—		35,000	$810	(10)
Former President, McAfee		2002	$400,000		$249,062	—		150,000	$500,810	(13)
Security		2001	$53,077	(14)	—	$1,894,000	(15)	600,000	$68	(10)
Raymond Smets	40	2003	$350,000		$177,688	—			$540	(10)
President, Sniffer Technologies		2002	$63,717	(16)	$112,500	—		250,000	$81	(10)

(1)	Salary includes amounts deferred under our 401(k) Plan.

(2)	Bonus amounts for 2003 include amounts paid in January 2004 but earned in 2003.

(3)	Includes group term life insurance coverage of $810, supplemental company paid life insurance of $26,787 and $4,000 of 401(k) contributions made by us.

(4)	Includes $81,540 which represents the difference between the market price of our common stock and the exercise price on Mr. Samenuk’s 3,000 share option on January 15, 2002, the date of exercise, multiplied by the number of shares exercised, and $16,219 which represents the incremental costs associated with Mr. Samenuk’s personal use of a corporate aircraft in which the Company owns a fractional interest, net of the voluntary reimbursement by Mr. Samenuk to the Company based on applicable IRS regulations for such travel.

(5)	Includes the payment of $200,000 of Mr. Samenuk’s $800,000 sign-on bonus awarded in 2001. Also includes relocation expenses of $5,545, group term life insurance coverage of $810, supplemental company paid life insurance of $27,602 and $4,000 of 401(k) contributions made by us.

(6)	Mr. Samenuk joined us on January 3, 2001. Mr. Samenuk’s 2001 earnings reflect an annual salary of $720,000.

(7)	Represents the difference between the market price of our common stock and the exercise price of Mr. Samenuk’s 400,000 share option on January 3, 2001, the date of exercise, multiplied by the shares exercised.

(8)	Includes the payment of $600,000 of Mr. Samenuk’s $800,000 sign-on bonus with the balance paid in 2002. Also includes relocation benefits of $95,618 and group term life insurance coverage of $810.

(9)	Includes group term life insurance coverage of $1,242 and $4,000 of 401(k) contributions made by us.

(10)	Includes group term life insurance coverage.

(11)	Mr. Richards joined us on April 4, 2001. Mr. Richards’ 2001 earnings reflect an annual base salary of $350,000.

(12)	Represents the difference between the market price of our common stock and the exercise price of Mr. Richards’ 50,000 share option on April 4, 2001, the date of exercise, multiplied by the shares exercised.

(13)	Includes payment of Mr. Matin’s $500,000 sign-on bonus in 2002, and also includes group term life insurance coverage of $810.

(14)	Mr. Matin joined us on October 30, 2001. Mr. Matin’s 2001 earnings reflect an annual base salary of $400,000.

(15)	Represents the difference between the market price of our common stock and the exercise price of Mr. Matin’s 100,000 share option on October 30, 2001, the date of exercise, multiplied by the shares exercised.

(16)	Mr. Smets joined us on October 28, 2002. Mr. Smets’ 2002 earnings reflect an annual base salary of $350,000.

Executive Officers

      Information pertaining to Mr. Samenuk, who is both a director and one of our executive officers, may be found in the section entitled “Board of Directors.”

      Gene Hodges (age 52) has served as our president since October 2001. Mr. Hodges served as president of the McAfee product group from January 2000 to October 2001, and from August 1998 to January 2000, he served as vice president of security marketing. Mr. Hodges joined Network Associates in 1995 and served in numerous other management positions with the Company. Prior to joining Network Associates, Mr. Hodges was vice president of Marketing for a wireless data startup and managed the Office Information Systems business unit for Digital Equipment Corporation.

      Stephen Richards (age 50) has served as our executive vice president and chief financial officer since April 2001. In November 2001, Mr. Richards was also named chief operating officer. From April 1996 to August 2000, Mr. Richards served in several senior level executive positions with E*Trade Group, Inc., including chief financial officer. From October 1984 to March 1996, Mr. Richards served as managing director and chief financial officer of the Correspondent Clearing Division of Bear Stearns. He has also held management positions with A.G. Becker Paribas, Jefferies Group, Inc. and Coopers & Lybrand LLP. Mr. Richards is a director of TradeStation Group and serves on the Board of Governors of the Pacific Stock Exchange.

      Arthur Matin (age 47) resigned from the company in March 2004. From October 2001 to March 2004, Mr. Matin was president of our McAfee Security group. From May 2000 to October 2001, Mr. Matin was senior vice president of worldwide sales and marketing at CrossWorlds Software Inc. From January 2000 to May 2000, Mr. Matin served as senior vice president of worldwide sales for CrossWorlds. From January 1999 to January 2000, Mr. Matin served as vice president of the industrial sector at IBM. From 1980 to 1999, Mr. Matin held various other management positions at IBM, including general manager, Industries, Asia Pacific, general manager, Product Management, Asia Pacific and vice president of Sales, Manufacturing Industry.

      Raymond Smets (age 40) has served as president of our Sniffer Technologies group since October 2002. From January 2001 to October 2002, Mr. Smets served as vice president of network transformation and a corporate officer at BellSouth Corporation. From January 1998 to December 2000 Mr. Smets served as president of BellSouth Corporation’s Internet business unit BellSouth.net. From 1986 to December 1997 Mr. Smets held various other management positions at BellSouth Corporation and its subsidiaries, including severing as president of BellSouth Applied Technologies.

      Kevin Weiss (age 47) has served as our executive vice president of worldwide sales since July 2003. Mr. Weiss served as president of our EMEA region from October 2002 to July 2003. From September 2001 to October 2002 Mr. Weiss served as a senior vice president at Ariba Inc. From October 2000 to August 2001 Mr. Weiss served as a senior vice president at BindView Corporation. From June 1995 to September 2000

Mr. Weiss served as a senior vice president at BMC Software. Mr. Weiss was designated an executive officer in January 2004.

      Kent Roberts (age 47) has served as one of our executive vice presidents since July 2001 and as general counsel and secretary since January 2001. Mr. Roberts served as vice president of legal affairs from February 2000 to July 2001. From May 1998 to February 2000, Mr. Roberts served as director of legal affairs for the Company. Prior to May 1998 Mr. Roberts practiced law in Dallas, Texas representing among other clients McAfee Associates, Inc., the predecessor of Network Associates.

      Our executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

      This table shows stock option grants made by Network Associates to our chief executive officer and our four other most highly compensated executive officers during the year ended December 31, 2003:

OPTION GRANTS IN 2003

	Individual Grants

	Number of	% of Total
	Securities	Options		Market		Potential Realizable Value at
	Underlying	Granted to		Price on		Assumed Annual Rates of Stock
	Options	Employees	Exercise	Date of		Appreciation for Option Terms(3)
	Granted	in Fiscal	Price	Grant	Expiration
Name	(#)(1)	Year	($/SH)(2)	($/SH)	Date	5%	10%

George Samenuk	400,000	%	18.20	18.20	1/21/13	$4,578,353	$11,602,445
Gene Hodges	150,000	%	18.20	18.20	1/21/13	$1,716,882	$4,350,917
Stephen Richards	150,000	%	18.20	18.20	1/21/13	$1,716,882	$4,350,917
Arthur Matin	35,000	%	14.85	14.85	3/3/13	$326,868	$828,348
Ray Smets	—	—	—	—	—	$—	$—

*	Less than 1%

(1)	All of the options for Network Associates’ common stock granted in 2003 vest at the rate of one-fourth (or 25%) one year from the date of grant and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. Under the 1997 Stock Incentive Plan, the board of directors is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee’s termination of employment under certain specified circumstances.

(2)	All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

(3)	These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the term of the options. The stock price appreciation rates are presented as examples pursuant to the SEC’s proxy rules and do not necessarily reflect management’s assessment of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

      The following table shows stock option exercises and the value of unexercised stock options held by our chief executive officer and our four other most highly compensated executive officers during the year ended December 31, 2003:

AGGREGATE OPTION EXERCISES IN 2003

AND YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options
	Acquired		Options at 12/31/03		at 12/31/03(1)
	on	Value
Name	Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

George Samenuk(3)	—	$—	900,000	867,000	$9,090,000	$706,410
Gene Hodges	—	$—	394,861	368,750	$1,682,252	$881,563
Stephen Richards(4)	50,000	$704,500	597,916	202,084	$4,972,000	$—
Arthur Matin(5)	—	$—	543,750	141,250	$288,313	$706,838
Raymond Smets	—	$—	72,916	177,084	$11,667	$28,333

(1)	Calculated by taking the closing market price on December 31, 2003, of $15.04, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

(2)	Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(3)	Mr. Samenuk holds 900,000 options that are immediately exercisable. 25% of these shares vested on January 3, 2002, the first anniversary of Mr. Samenuk’s employment commencement, and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. If Mr. Samenuk exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(4)	Mr. Richards holds 550,000 options that are immediately exercisable. 25% of the shares vested on April 4, 2002, the first anniversary of Mr. Richards’ employment commencement and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. If Mr. Richards exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(5)	Mr. Matin held 500,000 options that were immediately exercisable prior to his resignation from the Company. 25% of these shares vested on October 30, 2002, the first anniversary of Mr. Matin’s employment commencement and the remaining shares vested at a rate of 1/36th per month for the remaining 36 months of the vesting period. Mr. Matin’s options ceased vesting in March 2004 when he resigned from the Company.

Employment and Change in Control Arrangements

      George Samenuk entered into an agreement with us dated January 2, 2001 which was amended and restated on October 9, 2001 and further amended on January 20, 2004, which provides for his at will employment as our chief executive officer. This agreement also provides that if Mr. Samenuk is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) all of Mr. Samenuk’s shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse, (ii) 24 months of severance payments based on twice Mr. Samenuk’s base salary and targeted bonus, (iii) any unpaid amount of Mr. Samenuk’s sign-on bonus, and (iv) continued health and other welfare and fringe benefits through the earlier of (x) 18 months from termination or (y) until Mr. Samenuk is covered by similar plans by a new employer. If Mr. Samenuk is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors

(x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Samenuk will be entitled to all of the severance benefits noted above, all of his stock options will become fully vested and any repurchase rights on his shares of restricted stock will lapse. Under this agreement, we will indemnify Mr. Samenuk for any parachute tax payments that arise pursuant to the agreement.

      Gene Hodges entered into an agreement with us dated December 3, 2001, which provides for his at will employment as our president. This agreement provides that if Mr. Hodges is terminated for any reason, he shall be entitled to a pro rata targeted bonus if the relevant goals for the quarter are met, in addition to his accrued salary and vacation pay. If Mr. Hodges is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of severance payments based on Mr. Hodges’ base salary and one-third of his targeted bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Hodges is covered by similar plans by a new employer and (iii) all of Mr. Hodges’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party, or (iv) the sale of substantially all of our assets, all of Mr. Hodges’ shares of restricted stock, if any, and all stock options held by him will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. Under this agreement, we will indemnify Mr. Hodges for any parachute tax payments that arise pursuant to the agreement.

      Stephen Richards entered into an agreement with us dated April 4, 2001 which was amended on January 20, 2004, which provides for his at will employment as our chief financial officer. The agreement also provides that if Mr. Richards is actually or constructively terminated other than for cause he will be entitled to severance benefits equal to twelve months of base salary and targeted bonus, plus all of Mr. Richards’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. If Mr. Richards is actually or constructively terminated other than for cause, after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Richards will be entitled to the severance noted above, all of his stock options will become fully vested, and he will be provided with continued health care coverage through the earlier of twelve months from termination or until he is covered by similar plans by a new employer. Under this agreement, we will indemnify Mr. Richards for any parachute tax payments that arise pursuant to the agreement.

      Arthur Matin entered into an agreement with us dated October 30, 2001, which provides for his at will employment as the president of our McAfee product group. This agreement also provides that if Mr. Matin is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve months of additional vesting for stock options, (ii) twelve months of severance payments based on Mr. Matin’s base salary and targeted bonus and (iii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Matin is covered by similar plans by a new employer. If Mr. Matin is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Matin will be entitled to all of the severance benefits noted above and all of his stock options will become fully vested.

      Raymond Smets entered into an agreement with us dated October 7, 2002, which provides for his at will employment as the president of our Sniffer Technologies group. This agreement also provides that if Mr. Smets is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) six months of severance payments based on Mr. Smets’ base salary and one-third of his targeted bonus, and (ii) continued health and other welfare and fringe benefits through the earlier of (x) six months from termination or (y) until Mr. Smets is covered by similar plans by a new employer. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Smets’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapses. Under this agreement, we will indemnify Mr. Smets for any parachute tax payments that arise pursuant to the agreement.

Indebtedness of Management

      Under the terms of Mr. Samenuk’s employment agreement, we agreed to loan Mr. Samenuk the funds necessary to pay the taxes due on each vesting date for the 400,000 shares of stock subject to vesting granted to Mr. Samenuk on January 3, 2001. We also agreed to loan Mr. Samenuk the funds necessary to pay the taxes due on the 3,000 shares of stock granted to Mr. Samenuk on January 15, 2002. In accordance with the provisions of the Sarbanes-Oxley Act of 2002, no additional loans were made to Mr. Samenuk after July 30, 2002. In 2001 and 2002 we extended a total of 5 separate loans to Mr. Samenuk in an aggregate amount of $1,079,028. Each loan had a two-year maturity and bore interest at the applicable federal rate. The loans were full recourse and secured by Mr. Samenuk’s 400,000 shares of stock subject to vesting and 3,000 shares of stock. The last remaining loan was fully repaid in October 2003.

Certain Transactions

      During 2003, Ms. Amanda Hodges, the wife of our president, Gene Hodges, was employed by us as senior director of North American human resources. Ms. Hodges was paid an aggregate salary of $157,500 and a discretionary bonus of $38,686 for her services during the year. During 2003, Ms. Hodges also received option grants totaling 4,000 shares.

Officers and Directors Insurance

      We maintain an insurance policy covering officers and directors to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

Equity Compensation Plans

      Set forth below are the number of options, the weighted average per share exercise price of such options and the number of shares remaining available for issuance under all of our equity compensation plans as of December 31, 2003.

Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	(excluding
	exercise of	exercise price of	securities reflected
Plan category	outstanding options	outstanding options	in first column)

Plans approved by stockholders	19,827,127	$15.55	6,341,625
Plans not approved by stockholders	9,421,066	$14.86	0

      Set forth below are descriptions of our equity compensation plans that have not been approved by stockholders.

2000 Nonstatutory Stock Option Plan

      In January 2000, the board of directors approved the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). The 2000 Plan provides for the grant of nonqualified stock options to employees, consultants and in certain cases, officers and directors. The plan administrator determines the exercise price of options granted under the 2000 Plan and when such options may be exercised. The 2000 Plan provides that vested options may be exercised for 3 months after termination of employment other than due to death or disability and for 1 year after termination of employment as a result of death or disability. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 2000 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 11,500,000 shares of common stock reserved under the 2000 Plan. As of December 31, 2003, no shares remained available for future issuance under the 2000 Plan.

1999 Nonstatutory Stock Plan

      In May 1999, the board of directors approved the 1999 Nonstatutory Stock Plan (the “1999 Plan”). The 1999 Plan provides for the grant of nonqualified stock options to employees, officers, directors and consultants at exercises prices determined by the plan administrator. The plan administrator determines the exercise price of options granted under the 1999 Plan and when such options may be exercised. The 1999 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1999 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 1,000,000 shares of common stock reserved under the 1999 Plan. As of December 31, 2003, no shares remained available for future issuance under the 1999 Plan.

1997 Non-Officer Stock Plan

      In January 1997, the board of directors approved the 1997 Non-Officer Stock Plan (the “1997 Non-Officer Plan”). The 1997 Non-Officer Plan provides for the grant of nonqualified nonstatutory stock options to employees and consultants who are not officers of the Company at exercise prices determined by the committee administering the plan, but in no event less than 85% of the fair market value of the common stock on the date of the grants. Each stock option agreement entered into under the 1997 Non-Officer Plan shall specify the exercise price, the date on which all or any installment of the option is to become exercisable and the term of the option. The 1997 Non-Officer Plan permits options to be exercised with cash or cash equivalents, certain other shares of common stock, promissory notes (provided, however, that the par value of the shares being purchased shall be paid in cash) and waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1997 Non-Officer Plan provides that the committee administering the plan may determine, at the time of granting an option or thereafter, that all or part of such option shall fully vest and become exercisable. There are 2,000,000 shares of common stock reserved under the 1997 Non-Officer Plan and there are no shares available for issuance under this plan.

OTHER INFORMATION

      We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

      A copy of our 2003 Annual Report on Form 10-K may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.

By order of the Board of Directors,
-s- Kent H. Roberts

Kent H. Roberts
Secretary

April 9, 2004

APPENDIX A

SUMMARY OF THE 1997 STOCK INCENTIVE PLAN

      The key provisions of the Incentive Plan are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at the company’s principal executive office at 3965 Freedom Circle, Santa Clara, CA 95054.

      Administration and Eligibility. The Compensation Committee administers the Incentive Plan. Employees, non-employee directors and consultants of the company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. As of March 31, 2004, approximately 3,329 employees and consultants would have been eligible to participate in the Incentive Plan.

      Form of Awards. Awards under the Incentive Plan may take the form of options to acquire common stock of the company, stock appreciation rights (“SARs”), restricted shares or stock units, or any combination of these. No payment is required upon the grant of an award, except for the payment of the par value of any Restricted Stock awarded.

      Options may include nonstatutory stock options (“NSOs”) as well as incentive stock options (“ISOs”) intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the common stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. As of March 31, 2004, the closing price of the company’s common stock on the New York Stock Exchange was $18.00 per share.

      The exercise price of an option may be paid in any legal form permitted by the Compensation Committee, including:

•	a full-recourse promissory note (except as would be prohibited by the Sarbanes-Oxley Act of 2002);

•	the surrender of shares of common stock; or

•	the surrender of restricted shares already owned by the optionee.

      The Compensation Committee may also permit optionees to pay off their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a “cashless exercise” in a broker assisted transaction.

      At any point in time, the Compensation Committee may offer to buy out an outstanding option for cash or give an optionee the right to give up their option for cash.

      A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the company. This appreciation may be in shares of common stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the section 162(m) limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the common stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

      Restricted shares are shares of common stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of common stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of common stock rather than cash.

      A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of common stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, common stock or a combination of both. Stock units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with common stock rather than cash.

      Vesting Conditions. The Compensation Committee determines the vesting and other conditions. The vesting conditions may be based on:

•	the length of the recipient’s service;

•	his or her individual performance;

•	the company’s performance; and

•	other appropriate criteria.

      In the case of restricted shares and stock units, vesting is based on the company’s performance.

      Where company performance is used as a vesting or issuance condition, performance goals are based on business criteria specified by the Compensation Committee, selected from one or more of the following:

• cash flow,	• return on capital,
• earnings per share,	• return on stockholder equity,
• gross margin,	• growth with respect to any of the foregoing measures,
• net income,	• expense reduction,
• operating income,	• growth in bookings,
• operating margin,	• growth in revenue, and
• pre-tax profit,	• stock price increase.
• return on assets,

      Vesting may be accelerated in the event of the recipient’s death, disability or retirement or in the event of a transfer of control with respect to the company. Transfer of control is defined in the Incentive Plan as:

•	the direct or indirect sale or exchange by the stockholders of the company of all or substantially all of the voting stock of the company;

•	a merger in which the company is a party; or

•	the sale, exchange or transfer of all or substantially all of the assets of the company.

      A transfer of control will also occur in the event of a liquidation or dissolution of the company.

      Deferral of Awards. The Compensation Committee may permit or require the recipient of an award to:

•	have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the company’s books;

•	to have shares of common stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units; or

•	to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the company’s books.

      The amount to be credited is measured by reference to the fair market value of common stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Compensation Committee.

      Number of Reserved Shares and Maximum Awards. The total number of shares of the company’s common stock that may be issued under the Incentive Plan, subject to shareholder approval, is 34.48 million. Under the terms of the Incentive Plan, if:

•	any options, SARs, restricted shares or stock units are forfeited;

•	if options or SARs terminate for any other reason prior to exercise;

•	if options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised; or

•	if stock units are settled,

then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).

      New Plan Benefits. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.

      The following table summarizes the option grants that were made to each of the executive officers listed in the Summary Compensation Table, as well as the groups indicated below, under the Incentive Plan during the fiscal year ended December 31, 2003:

Number of
Shares Granted

George Samenuk	400,000
Gene Hodges	150,000
Stephen Richards	150,000
Arthur Matin	35,000
Raymond Smets	0
Executive Offices as a Group	810,000
Non-Employee Directors as a Group	0
Non-Executive Officer Employees as a Group	4,913,167

FEDERAL TAX CONSEQUENCES

      The federal income tax consequences of awards under the Incentive Plan are summarized as follows:

Options

      The award of stock options will have no federal income tax consequences to the company or the optionee at the time of the option grant.

      For ISOs the exercise will not result in any regular taxable income to the optionee at the time and neither will the company be entitled to any deduction, however, at the time of exercise, the excess of the fair market value over the exercise price is an adjustment for purposes of computing alternative minimum taxable income.

If the optionee holds the shares for the required statutory period, the difference between the sale price and the exercise price generally will be taxed as a capital gain or loss. If the optionee holds the shares for less than the statutory period, the optionee will generally recognize ordinary income at the time of the sale equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price and the company will generally be entitled to a deduction for the same amount. Any additional gain on the disposition will generally be taxed as a capital gain.

      For NSOs the optionee will generally recognize taxable income equal to the excess of the fair market value at the time of exercise over the exercise price. This taxable income will be subject to withholding tax. Also the company can take a deduction equal to the ordinary income recognized by the optionee. Upon any subsequent disposition of the shares, the difference between the sale price and the exercise price will generally be taxed as capital gain or loss.

Restricted Shares

      For restricted shares, unless the purchaser elects to be taxed at the time of issuance, these shares will generally be taxed in the same way as NSOs. However, due to the company’s right to repurchase the shares when the purchaser stops providing services to the company, the holder does not recognize ordinary income at the time of the sale, but at the time at which the company’s right to repurchase the shares stops. Ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date that the company’s right to repurchase the shares stops.

Stock Appreciation Rights

      For SARs, no income is recognized at the time of the grant. When the right is exercised, the recipient will recognize taxable income equal to the amount of the cash received and the fair market value of any common stock received. For a recipient who is also an employee, the income recognized will be subject to withholding and the company will be able to take a deduction equal to the same amount of that income. For common stock received upon exercise of an SAR, the subsequent sale will be treated in the same way as the gain or loss on an NSO.

Stock Units

      The grant of a stock unit award results in no federal income tax consequences for the participant or the company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received. The value is based on the fair market value of the common stock on the date of the payment. The company will be able to take a deduction equal to the same amount.

APPENDIX B

Amended January 20, 2004

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
OF
NETWORKS ASSOCIATES, INC

Statement Purpose

      The Audit Committee of the Board of Directors of Networks Associates, Inc. (the “Company”) shall provide assistance to the Board of Directors relating to corporate accounting, and reporting practices of the Company. Specifically, the Audit Committee will assist with the oversight of (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee shall also prepare a report for inclusion in the Company’s annual proxy statement in accordance with applicable Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) regulations.

      In so doing, the Audit Committee will maintain free and open communication between the directors, the independent auditors, and financial management of the Company.

MEMBERSHIP:

      The Audit Committee members will be appointed by, and will serve at the discretion of the Board of Directors, and will consist of at least three members of the Board of Directors meeting the following criteria (as well as any other criteria required by the SEC or NYSE):

1. Each member will be an independent director, as defined by applicable NYSE and SEC requirements;

2. Each member will be able to read and understand fundamental financial statements, or otherwise be financially literate as such standard is interpreted by the Board of Directors; and

3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

      Notwithstanding the foregoing, the board of directors is empowered to make the affirmative determination that a member of the Audit Committee has no material relationship with the Company and will disclose this determination as required by applicable NYSE and SEC requirements.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of high quality.

      In carrying out these responsibilities, the Audit Committee will:

1. Review and manage the external audit and the Company’s relationship with its external auditors by

(i) selecting the independent auditors, requiring that the independent auditors report directly to the Audit Committee, evaluating the performance of the independent auditors and as necessary terminating the independent auditors;

(ii) pre-approving the independent auditors’ fee arrangements, proposed audit scope, plan and approach;

(iii) pre-approving the retention of the independent auditors for any audit and permissible non-audit services and the fees for such services;

(iv) reviewing materials assessing the caliber of the independent auditors, including the independent auditors’ last peer review, if the same is available to the Audit Committee; and

(v) discussing with the independent auditors and the Company’s financial management, the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, the quality of the Company’s accounting principles, new accounting policies and disclosure practices, disagreements with management, and any other matters described in SAS No. 61, as modified or supplemented.

2. Conduct a post-audit review of the financial statements and audit findings, including suggestions for improvements provided to management by the independent auditors.

3. Before filing the annual report on Form 10-K or any quarterly report on Form 10-Q, review the financial statements and the Company’s MD&A disclosures with management and the independent auditors to assess the financial statements and related disclosure to be presented to shareholders.

4. Review and recommend to the Board of Directors for inclusion in the 10-K, the audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

5. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Cause the Company’s independent auditors to review the Company’s interim financial statements included in quarterly reports on Form 10-Q.

7. Periodically review with the independent auditors or the Company’s internal auditors and with Company financial personnel, the adequacy and effectiveness of the Company’s accounting and financial controls, including computerized information system controls and security.

8. Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee members and activities. On an annual basis, obtain from the independent auditors a written communication delineating their relationships and professional services as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take appropriate action to ensure the continuing objectivity and independence of the auditors.

9. Have a clear understanding with the independent auditors that they are ultimately accountable to the Board of Directors and the Audit Committee, who have the ultimate authority in deciding to engage, evaluate, and where appropriate, replace the independent auditors.

10. On an annual basis obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

11. Inquire of management and the independent auditors about significant risks or exposures, and assess the steps management has taken to identify and minimize such risks to the Company.

12. If necessary, institute special investigations of matters brought to its attention within the scope of its duties and, if appropriate, hire special counsel or experts to assist.

13. Establish procedures for the receipt, retention and treatment of employee and other complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters complaints from employees. And, review with management and the independent auditors the adequacy of the Company’s processes to review such complaints of which the Company becomes aware that raise material issues regarding the Company’s financial statements, accounting policies or internal accounting controls.

14. Review related party transactions for potential conflicts of interest.

15. Set policies regarding the hiring of employees or former employees of the Company’s independent auditors.

16. Review the Audit Committee’s own structure, processes and membership requirements.

17. Provide a report of the Audit Committee in the Company’s proxy statement.

18. Obtain the full Board of Directors’ approval of this Charter. Annually review and update the Audit Committee’s charter and conduct a self-assessment of Committee performance, at least annually.

19. Regularly report to the Board of Directors and perform other oversight functions, and undertake such other duties, as requested by the full Board of Directors.

MEETINGS:

      The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide in advance to the Board of Directors.

      The Chief Executive Officer, Chief Financial Officer, and the independent auditors shall be invited to attend all regular meetings of the Audit Committee. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. Periodically, the Audit Committee shall also meet separately with the internal auditors and separately with the independent auditors to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors’ examination and management report. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

MINUTES:

      The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

      The Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

PROXY

NETWORKS ASSOCIATES, INC.

3965 Freedom Circle
Santa Clara, California 95054

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints George Samenuk and Kent Roberts as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of Networks Associates, Inc. held of record by the undersigned on April 1, 2004, at the Annual Meeting of Stockholders to be held on May 27, 2004, or any adjournment thereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this Proxy will be voted FOR Proposals 1, 2 and 3.

SEE REVERSE SIDE	PLEASE VOTE PROMPTLY BY INTERNET, TELEPHONE OR MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE  é

This Proxy, when properly executed, will be voted in the manner directed herein by the assigned stockholder. If no direction is taken this Proxy will be voted FOR Proposals 1, 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

				FOR	AGAINST	ABSTAIN
1. Election of Class III Directors.
2. To approve an amendment to the 1997 Stock Incentive Plan to prohibit repricing of outstanding stock options or stock appreciation rights without stockholder approval and to re- approve the performance criteria under the 1997 Stock Incentive Plan.
				☐	☐	☐

Nominee: 01 Mr. Robert Dutkowsky	FOR ☐	WITHHELD ☐

Nominee: 02 Mr. Denis O’Leary	FOR ☐	WITHHELD ☐	3. To ratify the appointment of Deloitte & Touche LLP as the independent accountants for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR	WITHHELD
Nominee: 03 Mr. Robert Pangia	☐	☐

Dated: , 2004

Signature

Signature if held jointly

Please sign exactly as name appears to the left. When shares are held in joint tenancy, all such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE PROMPTLY BY INTERNET, TELEPHONE OR MARK, SIGN,
DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
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Use the Internet to vote your proxy.		Use any touch-tone telephone to		your proxy card
Have your proxy card in hand when	OR	vote your proxy. Have your proxy	OR	and
you access the web site.		card in hand when you call.		return it in the enclosed postage-paid

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.